DMS Acquires Aimtell/PushPros To Enhance Its Industry-Leading Digital Media Distribution Capabilities

Transaction Enhances DMS Ability To Create Real-Time Connections Between Consumers & Digital Advertisers Across Auto, Home, Health And Life Insurance Plus Other Top Consumer Verticals

Clearwater, FL - February 2, 2021 - Digital Media Solutions, Inc. (NYSE: DMS), a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance plus a long list of top consumer verticals, announces the addition of mobile and web push notification technology and solutions with the acquisition of Aimtell/PushPros. The addition of the Aimtell/PushPros technology and AI infrastructure within the DMS proprietary advertising technology stack enhances the ability of both companies to connect consumers and advertisers with relevant ads delivered to the right people at the right times.

Trusted by Fortune 100 brands, including top insurance and retail brands, ecommerce websites, sports and online gaming outlets and more, Aimtell and PushPros are sister companies that offer fully managed and self-managed push notification solutions leveraging licenses of the proprietary, AI-powered, SaaS Aimtell technology. Push notifications, delivered to consumers on mobile and web platforms, nurture and re-engage consumers by offering timely, relevant messaging that encourages them to engage in specific actions. Because push notifications allow digital advertisers to keep opted-in consumers regularly engaged, the Aimtell/PushPros technology and solutions help digital advertisers build lasting relationships with their audiences, resulting in more conversions and increased life-time value (LTV).

“Successful digital performance advertising requires the right mix of audience reach, consumer insights and sophisticated technology to create value for both consumers and advertisers by serving relevant ads in the most efficient manner possible,” stated Joe Marinucci, CEO of DMS. “DMS represents that right mix, as shown through our organic growth. The acquisition of Aimtell/PushPros augments our growth by providing more access to consumer insights and more digital media opportunities, the combination of which will deliver enhanced consumer engagements leading to better connections between consumers and our advertiser clients.”

The DMS acquisition of Aimtell/PushPros:
•Adds powerful, AI-powered SaaS technology to the DMS tech stack. Aimtell technology provides for hyper-targeted messaging, leveraging advanced machine learning and customization features to deliver effective and engaging, personalized, digital advertising at scale.
•Results in a larger aggregated audience reach for DMS, which will better support consumer optionality while bringing more opportunities to both DMS and Aimtell/PushPros advertiser clients, media vendors and publisher partners.
•Allows DMS to better engage and nurture visitors to the company’s owned-and-operated web properties, including Protect.com which assists consumers looking to price shop in the insurance industry.
•Helps DMS boost digital advertising conversion rates and ROI by connecting DMS advertiser clients with consumers when their interest is piqued and at the best times for them to take action.

“We often talk about the virtuous flywheel that exists within our business,” commented Fernando Borghese, COO of DMS. “The acquisition of Aimtell/PushPros is giving us expanded media reach, more consumer touchpoints and more timely consumer signals. This combination will lead to better advertising results, boosting the velocity of our flywheel evolutions, which will benefit consumers, advertiser clients and media vendors alike.”

Post-acquisition, it is business as usual for the Aimtell and PushPros teams. Jeff Usner, Founder of PushPros and majority shareholder of Aimtell, has joined the DMS team as EVP of Messaging Strategy.

“Bringing Aimtell and PushPros into DMS represents the next chapter of our story,” commented Usner. “Our push notification technology, operating within the DMS ecosystem, will lead to even better consumer engagements. I look forward to seeing the benefits this transaction will bring to consumers, advertiser clients and media partners.”

After strong Q4 performance to close out 2020, DMS utilized its balance sheet to fund the acquisition. Consideration paid was a combination of cash on hand and stock plus the opportunity for additional consideration to be earned over three years. For FY 2021, the acquisition is expected to add $25-30 million of revenue and contribution margin accretive to the company’s EBITDA. More details on the transaction will be shared on the DMS FY2021 first quarter earnings call in May 2021.

DMS also acquired affiliated entity Aramis Interactive, a network of owned-and-operated websites that leverages the Aimtell technology and PushPros relationships, as part of this transaction. Earlier this month, DMS announced that its fourth quarter and full-year fiscal 2020 earnings will be released before the stock market opens on Friday, February 26, 2021, and the company will hold a conference call to discuss results at 8:30 a.m. (Eastern Time) that day.

About Digital Media Solutions
Digital Media Solutions, Inc. (NYSE: DMS) is a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance plus a long list of top consumer verticals. The DMS first-party data asset, proprietary advertising technology, significant proprietary media distribution and data-driven processes help digital advertising clients de-risk their advertising spend while scaling their customer bases. Learn more at https://digitalmediasolutions.com.

Safe Harbor Statement
This press release includes “forward-looking statements'' within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. DMS’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and the expected benefits of the acquisitions of Aimtell/PushPros and Aramis. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include DMS’s ability to successfully integrate Aimtell, PushPros and Aramis, and the other risks and uncertainties indicated from time to time in DMS’s amended registration statement, filed on August 6, 2020, including those under “Risk Factors”, and in DMS’s other filings with the SEC. It is not possible to predict or identify all such risks. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:
Melissa Ledesma
(201) 290-2696
mledesma@dmsgroup.com

Investor Contact:
Thomas Bock
(704) 412-8892
tbock@dmsgroup.com